                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of
                                                 ---------
December 12, 2001 is by and between Catellus Development Corporation, a Delaware corporation ("Catellus"), and California Public Employees' Retirement System, a
              --------
government employee pension fund, which is a unit of the State and Consumer Services Agency of the State of California ("CalPERS").
                                             -------

                  WHEREAS, CalPERS is the beneficial owner of 18,782,276 shares of Catellus common stock, par value $.01 per share ("Common Stock"), of which CalPERS desires to sell and Catellus desires to purchase 10,600,000 of such shares (the "Catellus Shares") subject to the terms described herein;
             ---------------

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

         1.       Purchase and Sale. Subject to the terms and upon the
                  -----------------
         conditions herein set forth, Catellus agrees to purchase and CalPERS agrees to sell on the Closing Date (as hereinafter defined) the Catellus Shares, free and clear of all liens, encumbrances, claims and security interests, in exchange for the delivery by Catellus to CalPERS of an aggregate amount equal to $183,120,300 (the "Purchase
                                                                    --------
         Price") in immediately available funds, payable by wire transfer;
         -----

         2.       Representations and Warranties of Catellus.  Catellus hereby
                  ------------------------------------------
         represents and warrants to CalPERS as follows:

                  (a)      Due Organization.  Catellus is duly organized,
                           ----------------
                           validly existing and in good standing under the laws of the State of Delaware.

                  (b)      Authorization.  Catellus has the requisite corporate
                           -------------
                           power to enter into this Agreement and the transactions and agreements contemplated hereby and to carry out its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Catellus and constitutes a valid and binding agreement enforceable against Catellus in accordance with its terms. Neither the execution and delivery of this Agreement, the consummation of the transactions and agreements contemplated hereby, nor compliance with the terms, conditions or provisions of this Agreement will be a violation of any provision of law applicable to Catellus; of any of the terms, conditions or provisions of Catellus' Restated Certificate of Incorporation, as amended, or bylaws or of any material agreement or instrument to which it or one of its subsidiaries is a party or by which it or one of its subsidiaries or its or their material properties may be bound, or constitute a default or create a right of termination or acceleration thereunder, except for any such violation, default or right of termination or



                              (Page 6 of 15 pages)
                           acceleration which has been waived or consented to in connection with the transactions contemplated hereby. The Board of Directors of Catellus has duly approved this Agreement and the transactions contemplated hereby. No consent, approval, authorization, or order of, or qualification with, any governmental body or agency is required for the performance of any of Catellus' obligations hereunder.

                  (c)      Common Stock Outstanding. As of November 30, 2001,
                           ------------------------
                           Catellus had issued and outstanding 97,155,082 shares of Common Stock, and Catellus has not repurchased any shares of its Common Stock since November 30, 2001 through the date hereof. From November 1, 2001 through the date hereof, the Company has not sold any shares of its Common Stock, other than shares of Common Stock issued or issuable upon exercise of stock options.

                 (d)       Disclosure of Information. Catellus is not currently
                           -------------------------
                           engaged in any discussions or negotiations regarding a sale of all or substantially all of the assets of Catellus, or a merger, consolidation or other business combination involving Catellus in which the shareholders of Catellus would own less than 50% of the surviving entity, nor does Catellus have any current plan or intention to engage in any such discussions or negotiations.

         3.       Representations and Warranties of CalPERS.  CalPERS hereby
                  -----------------------------------------
         represents and warrants to Catellus as follows:


                  (a)      Due Organization. CalPERS is duly organized and
                           ----------------
                           validly existing under the laws of the State of California.


                  (b)      Authorization.  CalPERS has the requisite power to
                           -------------
                           enter into this Agreement and the transactions and agreements contemplated hereby and to carry out its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by CalPERS and constitutes a valid and binding agreement of CalPERS enforceable against CalPERS in accordance with its terms. Neither the execution and delivery of this Agreement, consummation of the transactions and agreements contemplated hereby, nor compliance with the terms, conditions or provisions of this Agreement, will be a violation of any provision of law applicable to CalPERS; of any statutes governing the organization and operation of CalPERS; or of any material agreement or instrument to which CalPERS is a party or by which CalPERS or any of its material properties may be bound, or constitute a default or create a right of termination or acceleration thereunder, except for any such violation, default or right of termination or acceleration which has been waived or consented to in connection with the transactions contemplated hereby. The Board of Administration of CalPERS has duly approved this Agreement and the transactions contemplated hereby. No consent,



                              (Page 7 of 15 pages)
                           approval, authorization, or order of or qualification with, any governmental body or agency is required for the performance of any of CalPERS' obligations hereunder.

                  (c)      Title. CalPERS owns the Catellus Shares free and
                           -----
                           clear of all liens, encumbrances, claims and security interests.


                  (d)      Ownership. CalPERS is the sole beneficial owner of
                           ---------
                           the Catellus Shares and the Remaining Shares. To its knowledge, the Catellus Shares and the Remaining Shares are the only securities of Catellus beneficially owned by CalPERS, and from November 1, 2001 to the date hereof, CalPERS has not purchased any shares of the Catellus Common Stock. For purposes of this Section 3(d), the term "knowledge" shall be deemed limited to the actual knowledge of Michael McCook and Kent Haggerty.

         4.       Public Announcements. The parties hereto will consult with
                  --------------------
         each other before issuing, and provide each other with the reasonable opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the reasonable consent of the other party, except as may be required by applicable law, rule or regulation, by court process or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system so long as the other party is notified promptly by the disclosing party of such press release or public statement. For the avoidance of doubt, the parties acknowledge that CalPERS will be filing, with respect to these transactions, an amendment to its report on Schedule 13D, and Catellus will be filing, with respect to these transactions, a Current Report on Form 8-K.

         5.       Closing. Subject to the satisfaction of the conditions set
                  -------
         forth in Section 6 and Section 7, the purchase and sale of the Catellus Shares (the "Closing") shall occur at 10:00 am (Pacific time) on
                      -------
         December 14, 2001, or on such later date as shall be agreed upon by Catellus and CalPERS as soon as reasonably practicable thereafter (such date being the "Closing Date"). The Closing shall take place at the
                         ------------
         offices of Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071, at which time the parties shall make the deliveries described below, in addition to any other documents required to be delivered under this Agreement.

                  (a)      Deliveries by Catellus.  At the Closing, Catellus
                           ----------------------
                           shall deliver or cause to be delivered the following to CalPERS:

                           (1)      $183,120,300  by wire transfer of
                                    immediately available funds to the account specified by CalPERS;

                           (2) a certificate of Catellus' secretary certifying resolutions of the Board of Directors of Catellus approving this Agreement and the transactions contemplated hereby (together with an incumbency


                              (Page 8 of 15 pages)

                           (3) and signature certificate regarding the officer(s) signing on behalf of Catellus); a certificate, dated the Closing Date, of an executive officer of Catellus, certifying that, as of such date, the representations and warranties of Catellus contained herein are accurate, true and correct with the same force and effect as though made on and as of such date; and

                           (4)      certificates representing the Remaining
                                    Shares.

                  (b)      Deliveries by CalPERS.  At or prior to the Closing,
                           ---------------------
                           CalPERS shall deliver or cause to be delivered the following:

                           (1) At least two business days prior to the Closing, (i) a copy of the certificate or certificates representing the 18,782,276 shares of Common Stock owned by CalPERS shall be delivered to American Stock Transfer & Trust Company, accompanied by an executed stock power with respect to the Catellus Shares; and (ii) the names and denominations of the Remaining Shares;

                           (2) On or prior to the Closing, an actual certificate or certificates representing the 18,782,276 shares of Common Stock owned by CalPERS shall be delivered to American Stock Transfer & Trust Company, accompanied by an executed stock power with respect to the Catellus Shares;

                           (3) a certificate of an executive officer of CalPERS certifying delegation resolutions of the Board of Administration of CalPERS approving this Agreement and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of CalPERS) to Catellus; and

                           (4) a certificate, dated the Closing Date, of an executive officer of CalPERS, certifying that, as of such date, the representations and warranties of CalPERS contained herein are accurate, true and correct with the same force and effect as though made on and as of such date to Catellus.

         6.       Conditions to the Obligations of Catellus.  The obligations of
                  -----------------------------------------
         Catellus under this Agreement are subject to the fulfillment of each of the following conditions:

                  (a)      Performance. CalPERS shall have performed and
                           -----------
                           complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it.

                              (Page 9 of 15 pages)

                  (b) Injunctions. No preliminary or permanent injunction or other final order by any United States federal or state court shall have been issued which prevents the consummation of the transactions contemplated hereby.

         7.       Conditions to the Obligations of CalPERS.  The obligations of
                  ----------------------------------------
         CalPERS under this Agreement are subject to the fulfillment of each of the following conditions:

                  (a)      Performance. Catellus shall have performed and
                           -----------
                           complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it.

                  (b)      Injunctions. No preliminary or permanent injunction
                           -----------
                           or other final order by any United States federal or state court shall have been issued which prevents the consummation of the transactions contemplated hereby.

         8.       Termination of Existing Agreements. Effective upon the
                  ----------------------------------
         Closing, the Existing Agreements (as defined below) shall terminate without any further action by the parties hereto or thereto and all rights and obligations arising out of, or related to any of the Existing Agreements shall terminate and neither CalPERS nor the Company shall have any obligations or rights thereunder to the other party thereto on or after the Closing Date. "Existing Agreements" shall mean:
                                                -------------------
         (i) the Agreement dated as of January 14, 1993, as amended by Amendment No. 1 to Agreement dated as of February 4, 1993, between Catellus and Bay Area Real Estate Investment Associates L.P. (predecessor in interest of CalPERS) ("BAREIA"), (ii) the Stockholders Agreement dated
                                ------
         as of January 29, 1993 among BAREIA, Olympia & York SF Holding Corporation ("Olympia"), Itel Corporation ("Itel") and Catellus,
                       -------                       ----

         (iii) the Standby Stockholders Agreement dated as of February 4, 1993 among BAREIA, Itel and Catellus and (iv) the Stock Subscription Agreement between BAREIA and Santa Fe Pacific Realty Corporation ("Santa Fe") dated as of November 13, 1989, as amended by Amendment
           --------
         No. 1 to Stock Subscription Agreement dated as of December 29, 1989, between BAREIA and Santa Fe.

         9.       Removal of Legend. Upon the satisfaction of the following
                  -----------------
         condition, Catellus shall instruct the transfer agent to remove any restrictive legend from any certificate or certificates representing the 8,182,276 shares of Common Stock owned by CalPERS immediately after the Closing (the "Remaining Shares") and to issue a certificate (which
                           ----------------
         may be the certificate referred to in Section 5(a)(4) above) representing the Remaining Shares in the name of CalPERS or its nominee: Catellus and its transfer agent shall have received a written opinion of outside counsel to CalPERS in the form attached hereto as Exhibit A.

         10.      Survival.  The representations and warranties of the parties
                  --------
         shall survive the Closing forever.

         11.      Indemnification.
                  ---------------

                  (a)      Each party (the "Indemnifying Party") agrees to
                                            ------------------
                           indemnify the other party, and each of their
                           affiliates and their respective officers, directors, employees, agents and representatives (each, an
                           "Indemnified Party" and together the "Indemnified
                            -----------------                    -----------
                           Parties") against, and agrees to hold each of them
                           -------
                           harmless from, any and all liabilities, losses, costs, claims, damages,

                             (Page 10 of 15 pages)
                           penalties and expenses (including, without
                           limitation, reasonable attorneys' fees and expenses and costs of investigation and litigation) ("Losses")
                                                                        ------
                           (i) incurred or suffered by them relating to or arising out of or in connection with any breach of or any inaccuracy in any representation or warranty made by the Indemnifying Party in this Agreement or any document delivered by it at the Closing pursuant to
                           Section 5 hereof or (ii) arising out of or in connection with any action, suit, inquiry, or proceeding against or involving any Indemnified Party as a result of any Indemnifying Party's actions (or lack thereof) in connection with the negotiation or execution of this Agreement or any of the transactions contemplated hereby, or based upon any allegation or claim that the Indemnified Party is in any way responsible or liable for any action (or lack thereof) of the Indemnifying Party. No person shall be entitled to indemnification hereunder to the extent that the act or omission of such person for which indemnification is claimed arises out of such person's fraud, bad faith or willful misconduct.

                  (b) As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the Indemnified Party shall promptly give notice to the Indemnifying Party of such claim and the amount the Indemnified Party will be entitled to receive hereunder from the Indemnifying Party; provided that the failure of the Indemnified Party to give notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby. If the Indemnifying Party agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Party shall nevertheless be entitled to recover promptly from the Indemnifying Party the lesser amount, without prejudice to the Indemnified Party's claim for the difference.

                  (c) After receiving a claim as set forth above, the Indemnifying Party may, at its own expense,
                           (i) participate in the defense of any claim, suit, action or proceeding and (ii) except in the case of a claim indemnification for which is available pursuant to clause (ii) of paragraph (a) above, as to which this clause (ii) shall be inapplicable, upon notice to the Indemnified Party and the Indemnifying Party's delivering to the Indemnified Party a written agreement that the Indemnified Party is entitled to indemnification for all Losses arising out of such claim, suit, action or proceeding, assume the defense thereof; provided, however, that (x) the Indemnifying Party's counsel is reasonably satisfactory to the Indemnified Party, and (y) the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If, however, the Indemnified Party reasonably



                             (Page 11 of 15 pages)
                           determines in its judgment that representation by the Indemnifying Party's counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest, then such Indemnified Party may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such separate counsel. Whether or not the Indemnifying Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

                  (d)      Notwithstanding anything in this Section 11 to the

                           contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other, settle or compromise any claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of such claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept or (ii) the aggregate Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

                  (e) In the event that the Indemnifying Party does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Party of its obligations hereunder.

         12.      Successors and Assigns.  This Agreement shall be binding upon,
                  ----------------------
         and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, assigns and affiliates.

         13.      Notices. Any notice or other communication provided for herein
                  -------

         or given hereunder to a party hereto shall be in writing and shall be given by delivery, by telex, telecopier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:


                             (Page 12 of 15 pages)

                           If to Catellus:

                           Catellus Development Corporation
                           201 Mission Street, Second Floor
                           San Francisco, California  94105
                           Attention:  C. William Hosler
                           Facsimile:  (415) 974-4502

                           with a copy to:

                           Latham & Watkins
                           633 West Fifth Street
                           Suite 4000
                           Los Angeles, California  90071
                           Attention:  Brian Cartwright, Esq.
                           Facsimile:  (213) 891-8763

                           If to CalPERS:

                           California Public Employees' Retirement System Lincoln Plaza
                           400 "P" Street
                           Sacramento, California 95814
                           Attention:  Michael McCook
                           Facsimile:  (916) 326-3965

                           with a copy to:

                           Hogan & Hartson L.L.P.
                           Columbia Square
                           555 Thirteenth Street, N.W.
                           Washington, D.C.  20004-1109
                           Attention:  Alan L. Dye
                           Facsimile:  (202) 637-5910

         or to such other address with respect to a party as such party shall notify the other in writing.

         14.      Waiver.  No party may waive any of the terms or conditions of
                  ------
         this Agreement, nor may this Agreement be amended or modified, except by a duly signed writing referring to the specific provision to be waived, amended or modified.

         15.      Entire Agreement.  This Agreement constitutes the entire
                  ----------------
         agreement with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their affiliates.


                             (Page 13 of 15 pages)

         16.      Expenses.  Regardless of whether the transactions contemplated
                  --------
         hereby are consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         17.      Captions.  The Section and Paragraph captions herein are for
                  --------
         convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         18.      Counterparts.  This Agreement may be executed in one or more
                  ------------
         counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         19.      Governing Law.  This Agreement shall be governed by, and
                  -------------
         construed and enforced in accordance with, the laws of the State of Delaware.

         20.      No Presumption Against Drafter. Each of the parties hereto has
                  ------------------------------

         jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.


                             (Page 14 of 15 pages)

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first executed.

                                  CATELLUS DEVELOPMENT CORPORATION

                                  By:   /s/ Nelson C. Rising
                                        _______________________________
                                  Name:  Nelson C. Rising
                                  Title:  Chairman & Chief Executive Officer

                                  CALIFORNIA PUBLIC EMPLOYEES'
                                  RETIREMENT SYSTEM


                                  By:   /s/ Michael McCook
                                        _________________________________
                                  Name: Michael McCook
                                  Title: Senior Investment Officer - Real Estate


                             (Page 15 of 15 pages)